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                            FIRST AMENDMENT OF LEASE


          This First Amendment of Lease, dated as of the 13th day of July, 1994, by and between MEGA REALTY, L.L.C., having offices c/o CPL New York, 145 West 30th Street, New York, New York 10001 ("Landlord"), and CONIS REALTY CORP., having offices at 158 West 29th Street, New York, New York 10001 ("Tenant").

                              W I T N E S S E T H:


          WHEREAS, Landlord and Tenant are parties to a certain Lease dated August 1, 1985 (the "Lease") between Livingstone Management Co., Inc. (Landlord's predecessor-in-interest) and Tenant affecting premises known as 957-961 First Avenue, New York, New York ("Premises"); and

          WHEREAS, Landlord and Tenant desire to amend the Lease as set forth herein.

          NOW, THEREFORE, Landlord and Tenant agree as follows:

          1. Schedule B of the Lease is hereby amended, so that the fixed annual rent payable for each Lease Year (as such term is defined in the Lease) from October 1, 1994 through September 30, 1997, shall be at the annual rate equal to the greater of:



               (a) $380,000.00 per annum (which amount is calculated to include the reduction of $2,500.00 per month referred to in Note 2 of Schedule B, and is subject to increase to $410,000.00 per annum pursuant to the terms of said Note
2); and


               (b) Thirteen (13%) percent of Gross Sales (hereinafter defined), but not more than $430,000.00 per annum (subject to increase to $460,000.00 per annum pursuant to the terms of said Note 2).


          2. The term "Gross Sales," as used herein, shall mean and include receipts from all business conducted upon or from the Premises by Tenant and all others (including all licensees, concessionaires and tenants of Tenant), whether such sales be evidenced by check, credit, charge account, exchange or otherwise, and shall include, but not be limited to amounts received from the sales of food and other merchandise and for services performed at the Premises, together with all orders for goods or



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services taken or received at the Premises, whether such orders be filled at the
Premises or elsewhere, and whether such sales be made by means of merchandise or other vending machines at the Premises. If one or more departments, spaces or concessions shall be sublet or conducted by any person other than Tenant, there shall be included in Gross Sales all of the gross receipts of such departments, spaces or concessions in the same manner and with the same effect as if the business or sales of such departments, spaces or concessions had been conducted by Tenant itself, provided, however, that with respect to the store presently leased by Tenant to a subtenant at 957 First Avenue, neither the rents paid by such subtenant to Tenant nor the gross receipts of such subtenant shall be included in Gross Sales. Gross Sales shall not include the amount of any sales, use or gross receipts tax imposed by any federal, state or municipal authority on sales and collected from customers, provided that the amount thereof is separately added to the selling price and actually paid by Tenant to such governmental authority, and provided, further, that no franchise, capital stock, corporation, income or similar tax imposed upon Tenant's receipts or income (whether gross income or adjusted income) shall reduce Gross Sales. Gross Sales shall also exclude gratuities paid by customers to and received by Tenant's employees. Each charge or sale upon credit shall be treated as a sale for the full price in the month during which such charge or sale shall be made, and shall be reduced by the amount of fees imposed by any third party for extending or processing such charges or credits, and irrespective of when payment is actually received by Tenant.


          3. During the Lease Year commencing October 1, 1994, Tenant shall pay estimated monthly installments on account of fixed annual rent at the rate set forth in sub-paragraph 1(a) above, subject to adjustment following the end of said Lease year based upon Tenant's Gross Sales for said Lease Year, in the manner hereinafter set forth. For each subsequent Lease Year during the term of this rent adjustment, Tenant shall pay estimated monthly installments on account of fixed annual rent at the greater of the two rates set forth in sub-paragraphs 1(a) and 1(b) above as applied to the immediately preceding Lease Years, which estimated payment shall be adjust following the end of such Lease Year in the manner hereinafter set forth.



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          4.  Gross  Sales  shall be  determined  by Tenant  for each Lease Year during the term of the rent adjustment provided for herein. Within thirty days following the end of each such Lease Year, Tenant shall furnish Landlord with a statement in reasonable detail of Gross Sales for the prior Lease Year, which statement shall be certified as true and complete by an independent certified public accountant or by the chief financial officers of Tenant. Such statement shall be accompanied by payment to Landlord of the amount of fixed annual rent, if any, shown to have been underpaid to Landlord for the prior Lease Year. Tenant shall also furnish its federal income tax returns to Landlord for the entire period of this rent adjustment, within 30 days after Tenant shall file each return.


          If Tenant's statement for such Lease Year shall show that Tenant has overpaid fixed annual rent, then Landlord shall allow Tenant a credit against next installments of fixed annual rent in the amount so overpaid, and fixed annual rent for such then current Lease Year shall again be adjusted equal to the prior Lease Year's fixed annual rent, as so re-calculated.

          5. Tenant agrees to prepare and keep on the Premises or its principal office in Manhattan for a period of not less than three (3) years following the end of each Lease Year, accurate books of account and records of daily Gross Sales, including without limitation all federal, state and local tax returns, and copies of relevant contracts, checks, vouchers, inventory records, dated cash register tapes, sales slips and such other documentations as would enable Landlord to make a full and complete audit of Gross Sales ("Books and Records"). Landlord and Landlord's authorized representatives shall have the right to examine Tenants's Books and Records during regular business hours. Tenant agrees that all Gross Sales shall be registered at the time each sale or transaction is made in cash registers containing locked-in cumulative tapes with cumulation capacity satisfactory to Landlord or by means of other devices then customarily used by similar businesses.

          6. The acceptance by Landlord of payments of rent and statements of Gross Sales shall be without prejudice to Landlord's right to examine Tenant's Books and Records in order to verify the amounts thereof.



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          7. At its option,  Landlord may conduct,  at any reasonable  time upon
(7) days prior written notice to Tenant, a complete audit to be made of the Books and Records (including the books and records of any subtenant, operator, concessionaire or licensee) for the period covered by any statement required to be furnished by Tenant as set forth above. Any additional fixed annual rent found to be due and owing to Landlord as a result of any examination or audit shall immediately be due and payable with interest. In the event such examination or audit discloses that Tenant has understated Gross Sales by 3% or more, Tenant agrees to pay to Landlord the reasonable cost of such examination and audit, and all future statements of Gross Sales shall be certified as true and complete by an independent certified public accountant; and in the event that such examination or audit discloses that Tenant has understated Gross Sales by 5% or more, then, in addition to the foregoing, at Landlord' option, the rent reduction provided for in this First Amendment of Lease shall be null and void, and the terms of Schedule B of the Lease shall be reinstated as of October 1, 1994 and Tenant shall immediately pay any deficiency in fixed annual rent together with interest and late charges thereon at the rates specified in the Lease from the dates as of which said deficient amounts would have been payable initially, but for this First Amendment of Lease, until the date of full payment by Tenant.

          8. If Tenant shall assign this Lease or sublet more than 30% of that portion of the Premises presently used for restaurant purposes, then, at Landlord's option, as of the effective date of such assignment or subletting the rent adjustments set forth in this First Amendment of Lease shall be of no further force or effect and the rents payable under Schedule B of the Lease shall be reinstated.

          9. From and after October 1, 1997, Tenant shall pay fixed annual rent pursuant to the provisions of Schedule B of the Lease, without modification hereunder.

          10. Except as hereby modified, the Lease remains in full force and effect in accordance with its terms. Tenant and Landlord each confirms that, to the best of its knowledge, the other party is not in default under the Lease. However, the immediately preceding sentence is not intended for the benefit of, nor as a waiver of any claims either party may have against, any prior owner, prior mortgagee or prior managing agent of the Premises.



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          11. This First  Amendment  of Lease  represents  the entire  agreement between the parties with respect to the subject matter hereof, and it cannot be changed except by written agreement of the parties.

          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment of Lease as of the day and year first above written.

LANDLORD:                                      MEGA REALTY, L.L.C.

                                               By:______________________________


TENANT:                                        CONIS REALTY CORP.

                                               By:______________________________
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